Exhibit 99.1

FOR IMMEDIATE RELEASE

HC2 BROADCASTING LAUNCHES NETWORK PARTNERSHIP
WITH THE CHRISTIAN BROADCASTING NETWORK

NEW YORK, October 2, 2018 -- HC2 Holdings, Inc. (“HC2”) (NYSE: HCHC), a diversified holding company, announced today that its broadcasting subsidiary, HC2 Broadcasting Holdings Inc. (“HC2 Broadcasting”), has established a strategic distribution partnership with The Christian Broadcasting Network (“CBN”) for its launch of The CBN News Channel, the first 24-hour Christian television news channel.

Under the new distribution agreement, HC2 Broadcasting will initially broadcast the new CBN News Channel in 13 of HC2 Broadcasting’s 134 markets across the United States, including Los Angeles, Atlanta, Detroit and St. Louis. The distribution partnership provides CBN the ability to expand distribution to other markets across the country through HC2 Broadcasting’s nationwide, ‘yet to be branded’, over-the-air (“OTA”) network.

“HC2 Broadcasting is committed to revitalizing OTA content distribution and this new strategic partnership represents the first of many content arrangements that we believe will take advantage of the ‘plug and play’ nationwide network we are building,” said Philip Falcone, HC2’s Chairman, Chief Executive Officer and President. “As viewers look for more and more diverse, OTA video options, content providers can look to us as a ‘one stop shop’ for nationwide coverage.”

The CBN News Channel, which officially launched on October 1, 2018, features a mix of live and breaking news coverage from the network’s Washington D.C. bureau, Virginia Beach headquarters and other locations. The news airs each morning via CBN Newswatch (8:00am ET), which then will be updated hourly. Also in rotation on the network will be other CBN original programming from the network’s bureaus around the world.

Mr. Falcone continued, “Our network of OTA stations is growing and offers an avenue for high-end content providers to deliver their product to more viewers over-the-air, while positioning us on the cutting edge of a rapidly evolving media and technology distribution landscape, including expanding new and existing applications that will deliver OTA content directly to mobile viewers. The new strategic partnership with CBN is a prime example of the benefits and power of our nationwide, OTA distribution network.”

About HC2

HC2 Holdings, Inc. is a publicly traded (NYSE: HCHC) diversified holding company, which seeks opportunities to acquire and grow businesses that can generate long-term sustainable free cash flow and attractive returns in order to maximize value for all stakeholders. HC2 has a diverse array of operating subsidiaries across eight reportable segments, including Construction, Marine Services, Energy, Telecommunications, Life Sciences, Broadcasting, Insurance and Other. HC2’s largest operating subsidiaries include DBM Global Inc., a family of companies providing fully integrated structural and steel construction services, and Global Marine Systems Limited, a leading provider of engineering and underwater services on submarine cables. Founded in 1994, HC2 is headquartered in New York, New York. Learn more about HC2 and its portfolio companies at www.hc2.com.

About HC2 Broadcasting

HC2 Broadcasting Holdings Inc. is the broadcasting subsidiary of HC2 Holdings, Inc. HC2 Broadcasting and its subsidiaries currently operate approximately 164 operational stations, including 13 full-power stations, 49 Class A stations and 102 LPTV stations. In addition, HC2 Broadcasting and its subsidiaries have approximately 400 silent licenses and construction permits. The total HC2 Broadcasting footprint, excluding construction permits, covers approximately 60 percent of the U.S. population, in over 130 U.S. markets, including 9 of the top 10 markets across the United States. [All data as of 8/7/18]

Cautionary Statement Regarding Forward-Looking Statements

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: This release contains, and certain oral statements made by our representatives from time to time may contain, forward-looking statements. Generally, forward-looking statements include information describing the offering and other actions, events, results, strategies and expectations and are generally identifiable by use of the words “believes,” “expects,” “intends,” “anticipates,” “plans,” “seeks,” “estimates,” “projects,” “may,” “will,” “could,” “might,” or “continues” or similar expressions. The forward-looking statements in this press release include, without limitation, statements regarding our expectation regarding building shareholder value. Such statements are based on the beliefs and assumptions of HC2’s management and the management of HC2’s subsidiaries and portfolio companies. HC2 believes these judgments are reasonable, but you should understand that these statements are not guarantees of performance or results, and HC2’s actual results could differ materially from those expressed or implied in the forward-looking statements due to a variety of important factors, both positive and negative, that may be revised or supplemented in subsequent reports on Forms 10-K, 10-Q and 8-K. Such important factors include, without limitation, the ability of our subsidiaries (including, target businesses following their acquisition) to generate sufficient net income and cash flows to make upstream cash distributions, capital market conditions, our and our subsidiaries’ ability to identify any suitable future acquisition opportunities, efficiencies/cost avoidance, cost savings, income and margins, growth, economies of scale, combined operations, future economic performance, conditions to, and the timetable for, completing the integration of financial reporting of acquired or target businesses with HC2 or the applicable subsidiary of HC2, completing future acquisitions and dispositions, litigation, potential and contingent liabilities, management’s plans, changes in regulations and taxes.

These risks and other important factors discussed under the caption “Risk Factors” in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”), and our other reports filed with the SEC could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release.

You should not place undue reliance on forward-looking statements. All forward-looking statements attributable to HC2 or persons acting on its behalf are expressly qualified in their entirety by the foregoing cautionary statements. All such statements speak only as of the date made, and HC2 undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
For information on HC2 Holdings, Inc., please contact:

Andrew G. Backman
Managing Director
Investor Relations & Public Relations
abackman@hc2.com
212-339-5836